Exhibit 99.2

Transcript of
Westmoreland Coal Company
Third Quarter 2014 Investor Conference Call
October 23, 2014/10:00 am EDT

Participants
Keith Alessi - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer and Treasurer

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s Investor Conference call. At this time all telephone participants are in a listen-only mode. (Operator instructions) As a reminder, this conference is being recorded today, and a replay will be made available, as soon as practical, on the Investor portion of the Westmoreland website through April 23, 2015.

Management's remarks today may contain forward-looking statements based on the company's projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes and circumstances that are difficult to predict. The company's actual results may differ materially from the projections given and results discussed in any such forward-looking statements. Any forward-looking statements we make or comments about future expectations are subject to business risks, which we've laid out for you in our press release today, as well as in our previous SEC filings.

Any forward-looking statements represent the company's views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing the company's views, as of any date subsequent to today.

Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company, will be delivering today remarks. Thank you, Mr. Alessi. Please begin.

Keith Alessi - Chief Executive Officer
Good morning, I'm joined this morning from Estevan, Saskatchewan by Kevin Paprzycki, our CFO. We're having our quarterly board of directors meeting up here and I have to start the call by apologizing for the late drop on the press release. We had some administrative issues getting it out, but I know it's out and we tried to hit everybody on our IR list. So if you didn't see it on the wire, hopefully it's in an inbox somewhere, but we'll pause a little and talk about some of the highlights for those who haven't had an opportunity to see it yet.

We had a chance last week to talk to folks about the announcement of the Oxford MLP transaction. I'm not going to spend much time this morning talking about that, but we'll be happy to answer any questions about it. We'd like to focus on the quarter. The highlight for the quarter is that adjusted EBITDA came in at about $41.7 million, which fell in the range of the $40 million to $45 million that we have recently put out. We continue to reaffirm our guidance for the year of $172 million to $190 million in adjusted EBITDA.

For those of you who are doing the reverse math and trying to figure out if we had had a full year in Canada, that would have translated to about $215 million to $235 million. That $172 million to $190 million range actually would translate to $217 million to $235 million if you would have included Canada for the first 4 months that we didn't own it.

It was a good quarter. We certainly had some negative impact both in Saskatchewan and in North Dakota from very heavy rains. It was a pretty mild summer. You probably heard that from a lot of folks. Our model, as we like to talk about, is differentiated from many of our other coal companies that are in the space by virtue of the fact that we have these long-term cost-plus arrangements and/or cost protected, but we're still subject to fluctuations in weather and maintenance outages and things of that nature. So we see some things shifting from Q3 into Q4, but we're comfortable, again, where we guided people for the year.

It was an extraordinarily busy quarter. If you recall, during the quarter, we had the monetization of the Westshore port. Things you didn't hear about or didn't see, we completed the combination administratively of both our HR and legal functions. Those are now functioning as one efficient unit. Our Canadian accounting functions were all centralized in Edmonton from the mines during the quarter and that's going very well. Our IT teams in the States and Canada have been combined and the workload is being distributed to functional experts appropriately. The purchasing area has been combined and we're seeing the first efficiencies coming out of that operation and, of course, we announced that here at Estevan, we'll be opening our second activated-carbon plant in 2016.

I want to just briefly talk about Estevan and what's going on up here in Saskatchewan; it's a pretty exciting story. We've got a very profitable business in the activated-carbon space that we'll be doubling up on, as I indicated in 2016, with our partner Cabot. More importantly, our board is here touring yesterday and today. SaskPower, our customer up here, opened up the world's first commercial size carbon-captioned capture facility earlier this month and there were people from throughout the world and every continent that's inhabited that were here for that grand opening.

We're extraordinarily proud to be supplying that operation, but it's an operation that is capturing, on a commercial scale, all the carbon dioxide coming out of the plant. It's being pumped into pipelines and sold for secondary oil recovery. They're stripping out SO2 and other pollutants and processing that further and selling it off, and this could be a real interesting game changer for coal-fire power plants if this technology or similar technologies get adopted. And while we're not claiming that this is going to solve all the problems of the world, it certainly has extended the life of one of our client's plants. They're certainly talking about the possibility of extending that to other units here at Estevan, and it gives us a source of optimism and pride to be associated with it.

I'm going to make a couple final comments on the quarter and the numbers, and then I'll turn it over to Kevin. If you recall last year, right at year end, and in fact we actually accomplished the restructuring of the ROVA agreements at the power plants the day before we announced the Canadian acquisition, so it got lost in the news a bit. But for those of you who have been with us for a period of time recall, we were facing a rather dramatic loss situation in the power plants had we continued on the path we were on. We had a fixed-price contract with Dominion Power on the offtake and we had below-market coal contracts that were expiring. So as long as those contracts were in place, we had a defined margin at that power plant but we were faced with about a 5-year time frame where we were going to have to go out into the market buy market coal. And that was unacceptable to us because based on the economics of those agreements, we could have been looking at a minus $20 million sort of situation, which of course would not have been acceptable.

So we entered into an agreement with Dominion, back in December, whereby we went into the open market and hedged the contract requirements we had with them, and then we built the business model around the fact that we would burn when markets were favorable to us. So at the time we had projected that we would burn 8, 10, 12 weeks a year, peak of the summer, peak of the winter. We had a coal pile that had some low-cost coal in it that worked into that calculation, and when we sat down at the beginning of the year, we had certain expectations around ROVA. The hedges worked pretty much as we expected. We hedged the exposure to the contract we have with Dominion.

For those of you who know hedge accounting, it creates wild swings in reported earnings because as markets swing up and swing down, you take non-cash gains and losses. Market was down this quarter, so we took a large book charge. Obviously, if markets go up, we take book income. We don't stay focused on that. We stay focused on EBITDA.

But ROVA was certainly impacted in the third quarter. It was a quarter we thought we'd be burning at a higher rate than we actually did because historically, in that part of the mid-Atlantic, you see pretty hot summers, but it was a pretty cool summer, so that affected the quarter. I just point it out because our base cost-plus business continues to roll right along, but we do still have some ups and downs in the ROVA operation, but we're still operating within that band of outcomes that we chatted about.

The other issue during the quarter was Beulah, which is in North Dakota, and that was a rain issue and nothing that really rises to a level of concern for us.

One thing that we're still pretty happy about is our liquidity position. We had $120-some million in cash at the end of the quarter. We're projecting that number to grow to probably $150 million by year end. The cash flow, the free cash flow for the year, if you add back our debt retirement, would be about $100 million for the year. We're retiring debt, specifically capital leases in Canada that we inherited. We're retiring debt at the tune of about $800,000 to $900,000 a week. So we like our cash generation model and we continue to be very bullish on our business.

Just in closing, before I turn it over to Kevin, we've had quite a few folks calling us about the Oxford announcement. If you weren't on the call last Thursday, I'd highly encourage you to listen to the call. I think most of the questions that are asked during the call were spot on and I think answered a lot of the questions in the back of people's mind. We expect the folks from Oxford to get their proxy submitted to the SEC here over the next few days. The SEC then would have a 30- to 45-day window to comment on it and they'd have to respond to those comments. We think that trajectory takes Oxford into an early December time frame where they would go to a vote of their unitholders to approve the transaction. We see that there's been quite a lot of activity in the Oxford units, which leads me to believe that those units are finding their way in the hands of people who will hopefully vote and vote in the affirmative.

During that same period of time, we will be announcing how we plan on refinancing the debt at Westmoreland. I would expect that to be occurring in the November time frame. We obviously have to get in front of rating agencies; first of all, of course, we have to come up with the structure. We'll have to get in front of rating agencies, we'll have to get in front of bondholders and lenders and explain what it is we're doing and get that all done. But that's our priority right now, and we see that going hopefully smoothly as we move through the end of the month here into the November time frame.

With that, I'm going to turn it over to Kevin and then we'll open it up for questions after he has his presentation.

Kevin Paprzycki - Chief Financial Officer
Thanks, Keith, and good morning, everyone. Our third quarter EBITDA came in at $41.7 million and as Keith said, that is right in our middle of our $40 million to $45 million updated guidance range. So we posted a pretty solid EBITDA number despite the weather really impacting us in two areas and I want to give a little color on these areas.

We estimate that ROVA was impacted about $7 million to $8 million in the third quarter. That was both a function of we only generated about 50% of the total hours in July and August, where typically we're running full-out from June through early September. So we saw about a 50% generation compared to typical historical peak periods, and the market pricing we got was also about 21% above or below historical averages. So ROVA was probably a total impact between $7 million to $8 million.

We're also impacted about $7 million to $8 million, just across all of our mining operations, and as Keith mentioned, Beulah was the largest, but we saw a cool weather drawing down customer volumes, and the rainfall led to some incredibly wet, muddy conditions, both in the pits and the roads. We did see a little bit of rail constraints at the WRI mine as well.

On the positive side, our Canada operations came in very close to our projections and things are going very well up here. And we still expect to finish within the original guidance range that we laid out for the year, the $172 million to $190 million.

Third quarter revenue came in around $388 million. And I wanted to point out, when you look at that Q2 versus Q3, that's really only about a 17% increase, quarter-on-quarter, and that really lays out the weather impact and how it hit us. Our third quarter net loss came in just under $53 million. We have approximately $31 million again of noncash, mark-to-market derivative change losses, foreign-exchange losses and a small restructuring charge in there. So the majority of that is driven by those non-cash accounting charges.

Lastly, just to touch on cash, our overall cash balance increased during the quarter by about $83 million, and as Keith mentioned, total liquidity is somewhere around $150 million to $160 million. The cash increase was largely driven by both the equity raise proceeds and the sale of Coal Valley’s port capacity and leaves us pretty well positioned should we go into a refi here in the near future.

Our operational cash was more or less offset by the semiannual interest payment we made during the quarter, as well as the $13 million of capital leases that we did in Q3.

With that, I'll hand it back to Keith.

Keith Alessi - Chief Executive Officer
I think it's also important to point out, we haven't talked much about it, but we're finding ourselves in an extraordinarily favorable market in terms of capital equipment. There's a glut of really good used equipment on the market, as well as very aggressive promotions on the part of some of our larger suppliers. We've taken advantage of that during this quarter, and I think we'll see it again in Q4. To accelerate some capital expenditures where we can buy things cheaper than we had hoped, and where we can, even on operating leases, lease some on very favorable rates for equipment. So that's been pretty exciting for us because we think it portends well for future capital programs where we can accelerate those at lower rates earlier and get the productivity improvements as well.

And the last point I'd talk about just quickly is we saw our first cross-border opportunities this quarter, where we were able to take equipment that was accessed on one side of the border and shifted to the other and thereby save money in that way too. So we're pretty excited about the investments we're making in the long-term and we'll open it up to questions from the participants on the phone.

Operator
Thank you. (Operator instructions) Our first question comes from the line of Brett Levy with Jefferies. Please proceed with your question.

Brett Levy - Jefferies
<Q>: Hi Guys. Considering the headwinds, it was a good quarter. Have you started to think about your 2015 CapEx budget and sort of what the pieces of that would be? And then sort of a related question, talk a little bit about the economics of Estevan. I mean, I understand it helps the customers and everything else like that, but how much money do you put into that and what's the IRR EBITDA expected out of it, especially with the second activated-carbon plant coming on in 2016?

Keith Alessi - Chief Executive Officer
Let me take the second question first-the activated-carbon plant. That's going to probably be a total investment on the part of our cells in Cabot. We're 50-50 partners. That will be about $75 million USD investment. It will be $80-some million CAD. Well, half of that will come out of our pocket. When we were out on the road doing the equity raise, of course this is one of the topics we talked about is having some dry powder for capital expansion, and this is actually growth CapEx, we would expect to see 30-something percent ROIs on that investment once it comes live in '16, '17, that time frame.

As far as capital for next year, we'll certainly guide to that. We're working on our budgets as we speak. I think it will come in, in the range of what we've historically guided to on a per-ton basis, but the last refinements are being done on that, again, as we speak.

Brett Levy - Jefferies
<Q>: Are there any major elements for the CapEx projects for next year?

Kevin Paprzycki - Chief Financial Officer
I think the same general rule applies, Brett. That $1.50 a ton is where we we're going to come in, probably very close in 2014. Depending on where we finalize major dragline work, between 2015, '16, and '17, you could see it tick-up in one of those years, perhaps even next year, up in the $1.75 a ton level, but when we go through these budgets, we're really are trying to time those dragline outages and level load the CapEx.

Brett Levy - Jefferies
<Q>: And then on ROVA, I mean, is there a disposition plan? I mean, I get kind of that you're trying to do a bunch of things with Oxford and refinancing, but would ROVA be thrown into the mix for that?

Keith Alessi - Chief Executive Officer
We've been very clear about the fact we consider ROVA to be non-core. We think the first step in freeing that up to allow us to monetize it was the entering into the agreement with Dominion. We believe now we could disaggregate the asset from the hedge and perhaps market it, and that's certainly something we're studying very closely. I also, though, to be totally candid, have been very clear to people, this is not an asset that's worth hundreds of millions of dollars. It's something worth a mid-8 figure number in all likelihood in the open market today, but we would attempt to monetize it if we could find the appropriate counterparties.

Brett Levy - Jefferies
<Q>: And then the last one. You talked about sort of doing a lot of refinancing work in November. Just sort of general market sentiment would say that November, especially if you get closer to Thanksgiving or even if you roll into sort of the Christmas season, not usually the best time in the market. Your bonds aren't really callable until February 1st. Would you shift probably your sort of refinancing completion or marketing plans maybe closer to January?

Keith Alessi - Chief Executive Officer
Well, we've got to amend the agreement in order to do the Oxford transaction. So when we pulled the trigger on a full refi, or just went for an amendment, that's being discussed internally here and also being discussed with our financial experts, but certainly, market conditions are going to factor into all this, but we'll be very clear on this once we have a finalized plan. There are several paths we're looking at, and we're fully vetting those and I think sooner than later, we'll be letting people know what that looks like.

Brett Levy - Jefferies
Sounds good. I’ll get back into the que.

Operator
Our next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

Lucas Pipes - Brean Capital
<Q>: Good morning everybody. Keith, I think you mentioned early in the call some pro forma numbers if I understood you correctly. I wondered if you could maybe walk through that again kind of now that you have a little bit more experience in running the combined operations, doing the integration work, as you outlined earlier. Kind of how do you see on an annualized basis EBITDA shaping up in this type of environment?

Keith Alessi - Chief Executive Officer
Well, the $172 million to $190 million is on the business that we owned. So that means the U.S. business for the full year and the Canadian business since April 28th. The Canadian business put up about $45 million, as best we can reconstruct, put up about $45 million in the time that we did not own it. So if you just added that to the guidance range, that would take you to $217 million to $235 million.

A lot of the improvement, not a lot, but we've been making substantial improvements here in Canada, but we've been fighting the headwinds of the exchange rate. When we announced this deal, the Canadian dollar was trading at $0.98 against the U.S. dollar. It's currently trading down around $0.90, $0.89 and there are some people even project that could drop further going forward. So some of the efficiencies we've gotten here in Canada, have been eaten up by exchange rate. But that said, the Canadian operation is operating stronger than what we acquired. And as we're making certain investments up here and introducing certain programs up here, I would expect to see further efficiencies.

As we look to '15, we'll obviously provide guidance. I think the 15-year here, in Canada, has got a couple major customer outages that we probably didn't experience in '14, but the underlying operations will be better in '15 than they were in '14.

Lucas Pipes - Brean Capital
<Q>: That’s helpful. Then in terms of other divers for '15, export market looks pretty weak. I think on the last call, you mentioned Coal Valley is roughly break even. How has that changed and to what magnitude?

Keith Alessi - Chief Executive Officer
Yes. And in fact, if you look in the rear view mirror at the combined numbers, the Canadian operation benefited particularly in Q1 and Q2 of this year by higher international coal prices. The market there has dropped probably $8 to $10 since the time we acquired it. We've got a bit of insulation in our portfolio of business there in that we've got a domestic customer that is priced a little more favorably. We've got a long-term deal with a Japanese account that gets us pretty decent pricing even in this market. We've cut back production there to what we consider to be the optimal number, which is about 2.3 million, 2.4 million tons a year. That historically has run at 3 million to 4 million tons a year. We think there will be pressure on that operation during '15. We'll probably model it very conservatively when we give guidance. A $5-market move in 2.3 million ton mine is the obvious math associated with it, so that's been a headwind, but we think we can hopefully get it very close to a break even for '15.

Lucas Pipes - Brean Capital
<Q>: That’s good to hear. Then you mentioned customer outages in Canada in '15. Could you provide, maybe, a sense of magnitude on that? Then in the U.S., do you have also visibility in regards to customer outages, or utilization rates?

Keith Alessi - Chief Executive Officer
I don't think we have anything in the States next year that's all that out of the ordinary. In our joint venture up here they're going to have a major maintenance in '15, but it'll be all included in any guidance when we give guidance for '15, but I can't really do order of magnitude on that quite yet.

Lucas Pipes - Brean Capital
<Q>: Okay. Then lastly, in terms of the Indian tax credit, is that completely off the table now or could that be revisited kind of post November elections?

Keith Alessi - Chief Executive Officer
Well, we're keeping a very close eye on it. In fact, we had folks meeting with some senators just this week. What I hear- I mean, I'm only hearing what I read in newspapers, I don't have any inside track, but what I hear Mitch McConnell saying is that as they get a little more optimistic that they're going to get control of the Senate, they being the Republicans, they'd like to start the year with a clean slate and he has suggested that they would try to get all the extender packages settled during the lame-duck session. This tax credit is one of the things that's sitting on people's desks. It's been approved in both Houses. So the optimistic side of me would hope that it would get included in the extenders that would get addressed in the lame-duck session, but that's just personal opinion and is not based on any facts or inside information.

Lucas Pipes - Brean Capital
<Q>: That’s helpful. Could you remind us of the magnitude if that were to come back through?

Keith Alessi - Chief Executive Officer
About $7 million if we could monetize it.

Lucas Pipes - Brean Capital
Great. Thank you all.

Operator
Thank you. Our next question comes from the line of Matt Farwell with Imperial Capital. Please proceed with your question.

Matt Farwell - Imperial Capital
<Q>: Good morning. One question on the pro forma cash balance that you mentioned in the comments of $150 million at year end. Does that include the $30 million payment to the Oxford GP?

Keith Alessi - Chief Executive Officer
Actually it does not.

Kevin Paprzycki - Chief Financial Officer
No. It doesn't.

Keith Alessi - Chief Executive Officer
No, it does not.

Matt Farwell - Imperial Capital
<Q>: Okay. Do you have a sense for the MLP, what your target leverage multiple would be going forward?

Keith Alessi - Chief Executive Officer
I've seen these run from anywhere from 0 to 50/50. We're studying that. I think that you could expect us to be pretty much in line with what most public MLPs are trading at in terms of their leverage ratios. I mean, we've always been fairly aggressive in our parent company on the use of leverage. I think at the MLP level, we'll be prudent and in line with where other folks are.

What we've typically done at the parent is we've levered up and de-levered. There might be some of those kinds of spikes down there, but over time, I think there's a pretty clear path of what an MLP looks like and operates at.

Matt Farwell - Imperial Capital
<Q>: I’ve just heard a number of comments on the cost of financing in the initial refi. It seems like- and you plan on having that, therefore, it seems like at least one year. Is that just part of the deal? Can you give us a little bit of the background as to why you chose such a high cost piece of debt?

Kevin Paprzycki - Chief Financial Officer
Well, Matt, I think we have the ability. I think it's something we needed to do to close the deal because we couldn't close the deal without refinancing the existing lenders at Oxford. There were change control provisions and its something we needed to accomplish. So, one, we had to do it; two, I think we'll look at what's out there in the market and evaluate, does it makes sense to keep this instrument in place, or does it makes sense as we go forward and grow the MLP to go to the market?

Keith Alessi - Chief Executive Officer
I don't see the path down there is much different than what we've done here. Keep in mind, the debt down at the MLP is not going to be parental guaranteed debt. It's not Westmoreland debt. It's a separate standalone company. Based on a leverage it will come out of a block at, I think the lending that's going to be in place is appropriate for the capital structure that's there today.

As you see dropdowns in there, the ability to refinance at more favorable rates, of course, will increase. But that's going to be viewed by the credit markets on a standalone basis, and I think that the rate that it's coming out of the blocks, that's appropriate for where it is on Day 1. But we have no expectation that it would continue to operate at that high level of interest over the long term.

Matt Farwell - Imperial Capital
<Q>: That makes sense. Now it seems like you have pretty significant distribution coverage, based on the $0.20 per quarter, quarterly distribution and the free cash flow at the entity today. I think you mentioned in the last call you would like to get to distribution coverage of 1.2x. So is there some growth just baked into that coverage multiple? And do you have an idea of what kind of distribution growth you'll be looking for or seeking to achieve at the LP level, going forward?

Keith Alessi - Chief Executive Officer
I'm hesitant to walk too far down that path yet. Clearly, we anticipate dropping additional cash flows in there over a period of time at a rate that would be appropriate for what the market would be expecting and what we would expect. As far as the coverage ratio, we think there's some efficiencies to be had. We think the way it's structured, it's clear there's a potential acquisition that could be folded into there. That's all factored into our modeling, but I'm really hesitant prior to closing a transaction that hasn't even been voted on by unitholders to go much further than that.

Matt Farwell - Imperial Capital
<Q>: Got it. That’s great. Then since you're dropping some reserves into the structure in Day 1, have you thought about potentially dropping some of the Canada reserves, since you wouldn't have to necessarily stop your activities of enacting synergies out of the operation, but you could still do the same sort of transaction? Just an idea after what you've done so far.

Keith Alessi - Chief Executive Officer
We don't really have much in the way of Canadian reserves, so I don't think that it's likely we'll go that route. I think that in the foreseeable future, it would be more the mature U.S. cash flows that would be viewed as the most desirable drops.

Matt Farwell - Imperial Capital
<Q>: Okay, then one last stab at something you may or may not want to answer. You're paying 7-8 times for the royalties for Kemmerer. Is that indicative of what you might be paying on future dropdowns?

Keith Alessi - Chief Executive Officer
It's impossible for me to know what an independent committee and a board at the MLP might agree to do, but I would suspect that, that would be in the right ZIP Code.

Matt Farwell - Imperial Capital
Great, thank you very much again and this is an exciting transaction.

Operator
Thank you. Our next question comes from the line of Bob Clutterbuck Senior with Clutterbuck Capital. Please proceed with your question.

Bob Clutterbuck - Clutterbuck Capital
<Q>: My questions have been asked and answered, so I will let somebody else go on, but I will echo what Matt said. I think the future looks very, very good. So just continue on with your mission and we look forward to future quarterly reports.

Operator
Thank you. Our next question comes from the line of Jack Hirsch with TIG. Please proceed with your question.

Jack Hirsch - TIG
<Q>: I just wondered if you had any visibility into 2015 top-line EBITDA?

Keith Alessi - Chief Executive Officer
We're still refining our models internally here. Once we do, we'll be letting everybody know at the same time and probably in a form of a press release. I don't think we'll guide next year off of a conference call.

Jack Hirsch - TIG
Okay thanks.

Operator
Thank you. Our next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

Lucas Pipes - Brean Capital
<Q>: Thanks for taking my follow up. So just in terms of future dropdowns, would you, broadly speaking, expect us to be more royalties or operating interests?

Keith Alessi - Chief Executive Officer
Operating interest because the reason we picked the royalty at Kemmerer is that's the most substantial one we had. We don't really own a lot of our reserves. Most of our reserves are leased, so it would be operating dropdowns in the future.

Lucas Pipes - Brean Capital
<Q>: That’s helpful. And then if I can maybe take another crack at the potential benefits of refinancing. When you look at kind of your cost of debt across the two enterprises, where do you kind of see the savings on an aggregate basis?

Keith Alessi - Chief Executive Officer
I can address the parent first. I think we were in the market when we did the Sherritt transaction and I think the market priced that debt. I mean, obviously you can look at that as a reference for a number. I think the operation has gotten better since then. Market has gone kind of probably sideways since then, and so I don't have a crystal ball. I would certainly be hopeful that you could kind of follow those dots to where we think we could end up.

Lucas Pipes - Brean Capital
<Q>: That's helpful.

Keith Alessi - Chief Executive Officer
At the parent. Yes, as the parent.

Lucas Pipes - Brean Capital
<Q>: And I think the way you mentioned LP earlier, I think you indicated it kind of would depend on the assets contributed on Day 1. Do you have plans to kind of pocket to drop down additional assets along with the refinancing to secure more favorable cost of debt at the LP, from Day 1?

Keith Alessi - Chief Executive Officer
I don't know that we would drop additional at Day 1, but there's a facility in place at Oxford that would allow for another pretty decent-size drop. I mean, if you look at the facility as described, there's over $100 million in additional credit available for another drop. So we'll be discussing that with bondholders, lenders, rating agencies as to what our strategy looks like, but I don't want to get ahead of those presentations.

Lucas Pipes - Brean Capital
Okay, thank you.

Operator
This concludes today's question-and-answer session. I would now like to turn the floor back over to management for closing remarks.

Keith Alessi - Chief Executive Officer, Director and Member of Executive Committee
Well I guess it will be year end when we chat next and I would think as the Oxford transaction gets papered up and done, we would have a release around that, but we wouldn't have an additional call. So we’ll look forward to talking to people at year end. Thanks.

Operator
This concludes today's event. You may now disconnect your lines and thank you for your participation.